Exhibit 10.40
AMENDMENT ONE TO PARTICIPATION AGREEMENT
SUPPLEMENTAL INCOME PLAN OF GULFMARK OFFSHORE, INC.
Compliance with IRC § 409A for post-2004 deferrals
          You, John E. Leech, became a participant in the Supplemental Income Plan of Gulfmark Offshore, Inc. (the “Plan”) effective January 1, 2000. Effective generally as of January 1, 2005 for amounts deferred under the Plan after 2004, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) imposed new requirements on nonqualified deferred compensation. This Amendment One to Participation Agreement (this “Amendment”) conforms your participation in the Plan to the requirements of Section 409A for amounts deferred under the Plan after 2004.
          By executing our signatures below, you and Gulfmark Offshore, Inc. (the “Company”) indicate our agreement that this Amendment shall be binding on us with respect to amounts deferred under the Plan for you after 2004.
          Effective January 1, 2005, for amounts deferred after December 31, 2004, we agree that the Plan is amended as follows with respect to your participation:
          1. The following sentence is added at the end of Section 2.7:
Additionally, for amounts deferred after December 31, 2004 (determined in accordance with the rules under Section 409A of the Internal Revenue Code of 1985, as amended (“Section 409A” of the “Code”)), an Executive shall not be deemed to have undergone a “termination of employment” for purposes of determining his “Retirement Date” unless and until the Executive has undergone a “separation from service” under Section 409A.
          2. The following sentence is added at the end of Section 4.1 of the Plan:
Additionally, the portion of the Executive’s Deferred Benefit Account attributable to amounts deferred after December 31, 2004 shall in no event be later than the later of (a) December 31 of the calendar year in which the Executive’s Retirement Date occurs or (b) the 75th day following the Executive’s Retirement Date; provided, however, that if the Executive is a “specified employee” under Section 409A and his “Retirement Date” occurs because of his separation from service, then the portion of his Deferred Benefit Account attributable to amounts deferred after December 31, 2004 shall not be paid to him until the later of (a) the date six months after his separation from service or (b) the date 18 months after the date on which the Plan was amended by its Amendment One to Participation Agreement.
          3. A new Section 7.3 is added to the Plan, to read as follows:
7.3 Notwithstanding any other provision of this Plan, in no case shall any amendment to the Plan, including its termination, result in the payment to the Executive of any portion of the his Deferred Benefit Account before his Retirement Date, except in compliance with the requirements under Section 409A.

GULFMARK OFFSHORE, INC.

By:	/s/ Quintin V. Kneen

Its:	EVP & CFO

Date:	12-29-10

/s/ John E. Leech

John E. Leech, Participant

Date:	12-29-10